Exhibit 99.2

For Immediate Release	Contact:	Kelly Lynch
(617) 443-9933 x. 321
klynch@rasky.com

Myriad Signs Term Sheet to Secure Financing

(Tunica, Mississippi) March 7, 2008 - Myriad Entertainment & Resorts, Inc., a Delaware corporation (OTCBB: MYRA), today announced that its Board of Directors has approved a collateral and loan term sheet which the Company anticipates will provide up to $675 million in financing for Phase One of the Company’s planned Myriad Resort in Tunica, Mississippi.  This term sheet also provides for the funding of all phases of Myriad’s planned development in Tunica, up to $2.5 billion.

“We are very excited to have this term sheet and to have taken these initial, but important steps toward securing funding,” stated Nicholas A. Lopardo, Board Chairman.   “Through a significant infusion of capital that we hope to receive, we hope to be in a position to realize our vision and bring the Myriad Project to life.”

It is intended that the first phase of development will consist of building out the site infrastructure and constructing the initial 100,000 square foot casino, a 750 room casino hotel; a 25,000 square foot health and wellness luxury spa; and attractions including a water park and an18-hole championship golf facility.  “While the scope of our Phase One plans has been appropriately scaled to accommodate the current capital market conditions and not get ahead of the growth in the Tunica market, our fundamental vision for Myriad Resort remains unchanged,” continued Mr. Lopardo.  “We remain committed to bringing a world-class destination resort to Tunica.”

Myriad continues to discuss its land options with several land owners in the Tunica area.

The Company hopes to enter into definitive agreements and close this loan facility within sixty (60) days. At this time, however, the Company can make no assurances that it will be able to enter into any such definitive agreements in connection with this loan facility and no assurances can be given that the Company will in fact consummate any such financing.

ABOUT MYRIAD ENTERTAINMENT AND RESORTS, INC.

Myriad, owns, through its wholly-owned subsidiary, MER Resorts, Inc., a ninety-nine percent (99%) interest in Myriad World Resorts of Tunica, LLC, a Mississippi limited liability company ("Myriad-Tunica"). For more information, see www.myriadentertainmentandresorts.com

SAFE HARBOR ACT DISCLAIMER NOTICE

“SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: The statements contained in this release which are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks and uncertainties include the Company's entry into new commercial businesses, the risk of obtaining financing, recruiting and retaining qualified personnel, and other risks described in the Company's Securities and Exchange Commission filings. The forward looking statements in this press release speak only as of the date hereof, and the Company disclaims any obligation to provide updates, revisions or amendments to any forward looking statement to reflect changes in the Company’s expectations or future events.

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